Exhibit 5.1

February 20, 2026

Lincoln National Corporation

150 N. Radnor Chester Road

Radnor, PA 19087

Re:	Lincoln National Corporation Registration Statement on Form S-4 filed on February 20, 2026

Ladies and Gentlemen:

I am Assistant Vice President and Senior Counsel of Lincoln National Corporation, an Indiana corporation (the “Company”). I am furnishing this opinion letter in connection with the filing by the Company with the Securities and Exchange Commission (the “Commission”) of a Registration Statement on Form S-4 (as it may be amended or supplemented from time to time, the “Registration Statement”) under the Securities Act of 1933, as amended (the “Act”), on February 20, 2026, with respect to the proposed offer by the Company to exchange (the “Exchange Offer”) an aggregate principal amount of up to $500,000,000 of the Company’s outstanding 2.330% Senior Notes due 2030 (the “Outstanding Notes”) for an equal principal amount of the Company’s 2.330% Senior Notes due 2030 that have been registered under the Act (the “Exchange Notes”). The Outstanding Notes were, and the Exchange Notes will be, issued pursuant to the Senior Indenture, dated as of March 10, 2009, between the Company and The Bank of New York Mellon, as trustee (the “Trustee”), as amended and supplemented by the First Supplemental Indenture, dated as of August 18, 2020, between the Company and the Trustee (as so amended and supplemented, the “Indenture”).

In connection therewith, I have examined (i) the Registration Statement, (ii) the Indenture, (iii) the form of the Exchange Notes, (iv) the resolutions of the Company’s Board of Directors relating to the Exchange Offer and the Exchange Notes, (v) the Company’s Restated Articles of Incorporation, and (vi) the Company’s Amended and Restated Bylaws.

I have also examined originals or copies, certified or otherwise identified to my satisfaction, of such corporate records, agreements, documents and other instruments, and such certificates or comparable documents of public officials and of officers and representatives of the Company, as I have deemed relevant and necessary as a basis for the opinions hereinafter set forth. I have also made such inquiries of such officers and representatives as I have deemed relevant and necessary as a basis for the opinions hereinafter set forth.

In rendering the opinions set forth herein, I have assumed, without inquiry, the legal capacity of all natural persons, the genuineness of all signatures on all documents I have examined, the authenticity of all documents submitted to me as originals, the conformity to the original documents of all documents submitted to me as copies and the authenticity of the originals of such latter documents. In making my examination of executed documents or documents to be executed, I have assumed that the parties thereto, other than the Company and its subsidiaries, had or will have the power, corporate or other, to enter into and perform all obligations thereunder and have also assumed the due authorization by all requisite action, corporate or other, and execution and delivery by such parties of such documents and the validity and binding effect on such parties.

Based upon and subject to the foregoing, and subject to the qualifications, exceptions and assumptions stated herein, I am of the opinion that:

i.	The Company has been duly incorporated and is a duly existing corporation under the laws of the State of Indiana;

ii.

The Exchange Notes have been duly authorized by the Company and, when the Exchange Notes have been duly executed and delivered as contemplated in the Registration Statement and duly issued and delivered in accordance with the Indenture pursuant to the Exchange Offer, the Exchange Notes will have been duly executed, issued, and delivered by the Company; and

iii.

The execution and delivery by the Company of, and the performance by the Company of its obligations under, the Exchange Notes will not result in any violation of the provisions of the Company’s Restated Articles of Incorporation or Amended and Restated Bylaws.

In addition to the assumptions, comments, qualifications, limitations and exceptions set forth above, the opinions set forth herein are further limited by, subject to and based upon the following:

a.

My opinions herein reflect only the application of applicable laws of the State of Indiana. The opinions set forth herein are made as of the date hereof and are subject to, and may be limited by, future changes in the factual matters set forth herein, and I undertake no duty to advise you of the same. The opinions expressed herein are based upon the law in effect (and published or otherwise generally available) on the date hereof, and I assume no obligation to revise or supplement these opinions should such law be changed by legislative action, judicial decision or otherwise. In rendering my opinions, I have not considered, and hereby disclaim any opinion as to, the application or impact of any laws, cases, decisions, rules or regulations of any other jurisdiction, court or administrative agency.

b.

My opinions are subject to and may be limited by (i) applicable bankruptcy, insolvency, reorganization, receivership, moratorium and other similar laws affecting or relating to the rights and remedies of creditors generally, including, without limitation, laws relative to fraudulent conveyances, preferences and equitable subordination, (ii) general principles of equity (regardless of whether considered in a proceeding in equity or at law), and (iii) governmental authority to limit, delay or prohibit the making of payments outside the United States.

c.

My opinions are further subject to the effect of generally applicable rules of law arising from statutes, judicial and administrative decisions, and the rules and regulations of governmental authorities that: (i) limit or affect the enforcement of provisions of a contract that purport to require waiver of the obligations of good faith, fair dealing, diligence and reasonableness; (ii) limit the availability of a remedy under certain circumstances where another remedy has been elected; (iii) limit the enforceability of provisions releasing, exculpating or exempting a party from, or requiring indemnification of a party for, liability for its own action or inaction, to the extent the action or inaction involves negligence, recklessness, willful misconduct or unlawful conduct; (iv) may, where less than all of the contract may be unenforceable, limit the enforceability of the balance of the contract to circumstances in which the unenforceable portion is not an essential part of the agreed exchange; and (v) govern and afford judicial discretion regarding the determination of damages and entitlement to attorneys’ fees.

This opinion letter is limited to the matters set forth herein, and no opinion may be inferred or implied beyond the matters expressly set forth herein. This opinion letter is not a guaranty nor may one be inferred or implied.

I hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement. Wachtell, Lipton, Rosen & Katz may rely on this opinion letter for purposes of the legal opinion to be filed as Exhibit 5.2 to the Registration Statement. In giving such consent, I do not thereby admit that I am in the category of persons whose consent is required under Section 7 of the Act.

Very truly yours,

/s/ Eric B. Wilmer
Name: Eric B. Wilmer
Title: Assistant Vice President and Senior Counsel